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                                                                     Exhibit 10

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of American Skandia Life Assurance Corporation Variable Account B of our report dated April 17, 2006, except with respect to
Note 2, as to which to date is October 6, 2006, relating to the financial statements, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our reports dated March 24, 2006 and February 27, 2004 relating to the financial statements of American Skandia Life Assurance Corporation, which appear in the Registration Statement on Form N-4 dated April 21, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

New York, New York
October 6, 2006